Exhibit 99(b)

Contact:
At the Company
401-233-0333
Walter Stepan/Philip B. Barr

FOR IMMEDIATE RELEASE
February 26, 2001


                      EVALUATION OF STRATEGIC ALTERNATIVES


     Smithfield, R.I., February 26, 2001 -- Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protection equipment, today provided the following forward-looking statements which update prior announcements about the ongoing evaluation of strategic alternatives by Bacou S.A. and Bacou USA:

          "The process of evaluating strategic alternatives is continuing in 2001," said Walter Stepan, Co-Chairman of Bacou USA, Inc. and the person leading the review of strategic alternatives for the Bacou family and both companies. "We are proceeding diligently and, although there are several different alternatives currently under consideration, it is not possible to provide any indication of when the process will conclude or what result will be reached. In order to update our most recent statement issued in December, we wish to confirm that, should the process result in a transaction, such transaction would not be completed during the first quarter of 2001."

         "If members of the Bacou family enter into a definitive agreement to sell their interests in the businesses, we will issue a press release at that time," continued Stepan. "Similarly, if the Bacou family members reach a decision to conclude the strategic evaluation process without selling their ownership interests, we will issue a press release to that effect. Otherwise, we do not plan to provide further updates on the progress of our evaluation, including the alternatives being considered, and consistent with our policy, we will not comment on rumors."

         Bacou S.A. is a leading manufacturer and distributor of personal protective equipment and safety products with a distribution focus on the European markets. The individuals who control the ownership of Bacou S.A. are the immediate family members of the company's late founder, Henri Bacou. Bacou S.A. owns 12.6 million shares of Bacou USA, or approximately 71.6 percent of the issued and outstanding shares.

         Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus.

     The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting + Davis(R), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on the Worldwide Web at www.bacouusa.com.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the impact of our ongoing evaluation of certain strategic alternatives, including the possible sale of Bacou USA, Inc. and Bacou S.A., the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.



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